SUB-ITEM 77Q3


DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U, AND 74V.

FOR PERIOD ENDING  10/31/2006
FILE NUMBER 811-8697
SERIES NO.: 3


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                                                2,942
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                                                2,788
        Class C                                                  849


74V.  1 Net asset value per share (to nearest cent)
        Class A                                               $ 9.60
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class B                                               $ 9.19
        Class C                                               $ 9.19